EXHIBIT 19.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],
HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND
(II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

INSIDER TRADING POLICY

Effective Date: January 21, 2025
1.Introduction
1.1During the course of your relationship with Travere Therapeutics, Inc. (“Travere” or the “Company”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Travere or other publicly traded companies that Travere has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Travere’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Travere securities and in the securities of other applicable publicly traded companies, in each case by our employees, directors and consultants who are advised that they are subject to this policy (“designated consultants”) and the other persons or entities subject to this policy as described below. In addition, from time to time the Company may engage in transactions in Company securities. It is the Company’s policy to comply with both the letter and the spirit of applicable laws and regulations relating to insider trading.
2.Statement of Policy
2.1It is the policy of Travere that an employee, director or designated consultant of Travere (or any other person or entity subject to this policy) who is aware of material nonpublic information relating to Travere may not, directly or indirectly:
2.1.1.Engage in any transactions in Travere’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.1.2.Recommend the purchase or sale of any Travere’s securities;
2.1.3.Disclose material nonpublic information to persons within Travere whose jobs do not require them to have that information, or outside of Travere to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Travere’s policies regarding the protection or authorized external disclosure of information regarding Travere; or

2.1.4.Assist anyone engaged in the above activities.
2.2The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Travere at the time of the transaction.
2.3The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Travere’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
2.4It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Travere that no employee, director or designated consultant of Travere (or any other person or entity subject to this policy) may either (a) recommend to another person or entity that they buy, hold or sell Travere’s securities at any time or (b) disclose material nonpublic information to persons within Travere whose jobs do not require them to have that information, or outside of Travere to other persons (unless the disclosure is made in accordance with Travere’s policies regarding the protection or authorized external disclosure of information regarding Travere).
2.5In addition, it is the policy of Travere that no person subject to this policy who, in the course of his or her relationship with Travere, learns of any confidential information that is material to another publicly traded company with which Travere does business, including a customer, supplier, partner or collaborator of Travere, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.
2.6There are no exceptions to this policy, except as specifically noted above or below.

3.Transactions Subject to this Policy
3.1This policy applies to all transactions in securities issued by Travere, as well as derivative securities that are not issued by Travere, such as exchange-traded put or call options or swaps relating to Travere’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Travere’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
4.Persons Subject to this Policy
4.1This policy applies to you and all other employees, directors and designated consultants of Travere and its subsidiaries. This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in Travere’s securities are directed by you or are subject to your influence or control and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.
5.Material Nonpublic Information
5.1Material Information
5.1.1.It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
5.1.2.There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
•Financial results or forecasts;
•Status of product or product candidate development or regulatory approvals;
•Clinical data relating to products or product candidates;
•Timelines for pre-clinical studies or clinical trials;
•Acquisitions or dispositions of assets, divisions or companies;
•Public or private sales of debt or equity securities;
•Stock splits, dividends or changes in dividend policy;
•The establishment of a repurchase program for Travere’s securities;
•Gain or loss of a significant licensor, licensee or supplier; and
•Changes or new corporate partner relationships or collaborations.
•Notice of issuance or denial of patents;
•Regulatory developments;
•Management or control changes;
•Employee layoffs;
•A disruption in Travere’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•Tender offers or proxy fights;
•Accounting restatements;
•Litigation or settlements; and
•Impending bankruptcy.
5.2When Information is Considered Public
5.2.1.The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday. Depending on the particular circumstances, Travere may determine that a longer waiting period should apply to the release of specific material nonpublic information.
6.Quarterly Trading Blackouts
6.1Because our directors, officers, and such other individuals as designated on Appendix A attached hereto, which may be updated from time to time (collectively, our “Covered Insiders”), are most likely to have regular access to material nonpublic information about Travere, we require them to do more than refrain from insider trading. To minimize even the appearance of insider trading among our Covered Insiders, we have established “quarterly trading blackout periods” during which our Covered Insiders and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Travere securities. That means that, except as described in this policy, Covered Insiders and their Related Persons will be able to trade in Travere securities only during limited open trading window periods that generally will begin after one full trading day has elapsed since the public dissemination of Travere’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Travere securities if you are otherwise in possession of material nonpublic information.
6.2For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the day that is two weeks before the end of each fiscal quarter and end after one full trading day has elapsed since the public dissemination of Travere’s financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or General Counsel, there exists undisclosed information that would make trades by Covered Insiders inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
6.3A Covered Insider who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the General Counsel. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the General Counsel concludes that the person is not in fact aware of any material nonpublic information relating to Travere or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

7.Event-Specific Trading Blackouts
7.1From time to time, an event may occur that is material to Travere and is known by only a few directors, officers, employees and/or designated consultants. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer or General Counsel may not trade in Travere’s securities. In that situation, Travere will notify the designated individuals that neither they nor their Related Persons may trade in the Travere’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
7.2The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.
8.Exceptions to this Policy
8.1This policy does not apply in the case of the following transactions, except as specifically noted:
8.1.1.Option Exercises: This policy does not apply to the exercise of options granted under Travere’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to Travere of already-owned Travere stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
8.1.2.Tax Withholding Transactions: This policy does not apply to the surrender of shares directly to Travere to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, performance restricted stock units, options or other equity awards granted under Travere’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
8.1.3.ESPP: This policy does not apply to the purchase of stock by employees under Travere’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.

8.1.4. 10b5-1 Automatic Trading Programs: Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees and directors may establish a trading plan under which a broker is instructed to buy and sell Travere securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, purchases and sales of Travere securities pursuant to that 10b5-1 Trading Plan are not subject to this policy. To be properly established, an employee’s or director’s 10b5-1 Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Travere at a time when Travere was not in a trading blackout period and they were not otherwise aware of any material nonpublic information relating to Travere or the securities subject to the 10b5-1 Trading Plan. Moreover, all 10b5-1 Trading Plans must be reviewed and approved by Travere before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws.
9.Special and Prohibited Transactions
9.1Inherently Speculative Transactions: No Travere employee, director or designated consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Travere’s stock.
9.2Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Travere employee, director or designated consultant to continue to own Travere’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Travere employee, director or designated consultant may no longer have the same objectives as Travere’s other stockholders. Therefore, Travere employees, directors and designated consultants are prohibited from engaging in any such transactions.
9.3Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Travere’s securities, Travere employee, director and designated consultants are prohibited from holding Travere’s securities in a margin account or otherwise pledging Travere’s securities as collateral for a loan.
9.4Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved 10b5-1 Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Travere employee, director or designated consultant is in possession of material nonpublic information. Travere therefore discourages placing standing or limit orders on Travere’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved 10b5-1 Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.
10.Pre-Clearance and Advance Notice of Transactions
10.1In addition to the requirements above, officers, directors and other individuals who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, Travere’s securities without first obtaining pre-clearance from Travere’s General Counsel or CFO or his or her designee, which shall be requested at least two business days in advance of the desired trade. The General Counsel or CFO or his or her designee will then determine whether the individual may proceed and, if so, and if applicable, will direct the Compliance Coordinator (as identified in Travere’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within three business days will require new pre-clearance. It is important to remember that it is each individual’s responsibility to ensure compliance with the prohibition against trading while in the possession of material nonpublic information and that the granting of pre-clearance to an individual by the Company does not relieve the individual of this responsibility.
10.2Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the General Counsel.
10.3For directors and Section 16 officers, once any transaction takes place, the officer or director must immediately notify [***] so that Travere may assist in any Section 16 reporting obligations.
*** Certain Confidential Information Omitted

11.Short-Swing Trading, Control Stock and Section 16 Reports
11.1Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in Travere’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
12.Policy’s Duration
12.1This policy continues to apply to your transactions in Travere’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after your relationship with Travere has ended. If you are aware of material nonpublic information when your relationship with Travere ends, you may not trade Travere’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Travere during a trading blackout period, then you may not trade Travere’s securities or the securities of other applicable companies until the trading blackout period has ended.
13.Individual Responsibility
13.1Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Travere and to not engage in transactions in Travere’s securities or the securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Travere or any employee or director of Travere pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Travere for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.
14.Penalties
14.1Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Travere, including termination of employment. Anyone who has questions about this policy should contact their own attorney or [***]. Please also see Frequently Asked Questions, which are attached as Appendix B.
15.Amendments
15.1Travere is committed to continuously reviewing and updating its policies and procedures. Travere therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Travere’s policies regarding insider trading may be obtained by contacting the General Counsel.
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Appendix A:

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Appendix B:

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